For more information, contact:
     OTC Financial Network
     Gary Geraci
     Investor Relations
     781-444-6100 x629
     garyg@otcfn.com
     See also http://www.otcfn.com/aitx


FOR IMMEDIATE RELEASE:

     Airtrax Appoints International Management Executive to its Board of
Directors

HAMMONTON, N.J.: December 10, 2004: Airtrax, Inc. (OTC BB: AITX), a developer of patented, omni-directional technology with military and commercial applications, announced today that the Company has appointed Fil Filipov to its Board of Directors, effective December 7, 2004.

Fil Filipov is an international executive with more than 35 years of international management expertise. Mr. Filipov specializes in turnaround situations and has successfully executed turnaround strategies in France, the United Kingdom, Germany, Italy, and the United States.

Mr. Filipov spent nearly a decade as President and CEO of Terex Cranes Worldwide, a $1 billion business unit of Terex Corp. (NYSE: TEX). During his tenure at Terex, he was responsible for directing its strategic acquisitions and is credited with transforming a financially distressed entity into a first class company. Previously, Mr. Filipov was the Managing Director of Clark Material Handling Company, which was acquired by FiLCO GmbH of Germany which he currently owns. Today, Mr. Filipov is the Chairman of the Supervisory Board of Tatra, a Czech company producing off-highway trucks.

President of Airtrax Peter Amico stated, "We are extremely honored to have Mr. Filipov join our Board of Directors. Mr. Filipov's impressive track record in creating profitable companies worldwide will greatly assist our efforts for international expansion and commercialization of our omni-directional vehicles."

Airtrax Director Fil Filipov stated, "Through my experience working in the manufacturing and crane industries, I foresee tremendous demand for the Company's omni-directional vehicles on a global scale. No other product exists in the material equipment handling industry that offers the superior range of motion, tremendous operational benefits and cost efficiencies as the Airtrax vehicles do. I am excited to join the company and look forward to being a part of Airtrax's technology innovation."

About Airtrax, Inc.

A U.S.-based developer of omni-directional technology, Airtrax designs and manufactures omni-directional vehicles. A patented wheel was designed and developed by Airtrax after receiving a technology transfer from the US Navy in the form of a Cooperative Research and Development Agreement (CRADA). The Sidewinder(TM) Omni-Directional Lift Truck and the MEC-Airtrax Phoenix(TM) aerial work platform (AWP) are the first omni-directional vehicles using omni-directional technology and the patented Airtrax wheel to be commercially produced. Unlike any other lift truck, the Sidewinder or the Phoenix AWP can turn 360 degrees in its own footprint, allowing warehouses to utilize 20 to 30% more of existing space. The nearly maintenance-free design also drastically reduces maintenance costs, delivering tremendous cost efficiencies to companies both large and small. The omni-directional wheel is manufactured under exclusive production rights to Airtrax. For more information and to view a must-see product demonstration, visit http://www.airtrax.com.

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

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